UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 25, 2008

AmerisourceBergen Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-16671	23-3079390
(State or Other Jurisdiction of Incorporation or Organization)	Commission File Number	(I.R.S. Employer Identification Number)

1300 Morris Drive Chesterbrook, PA	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 727-7000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 25, 2008, the Board of Directors of AmerisourceBergen Corporation (the “Registrant”) elected Richard W. Gochnauer as a Class III director of the Registrant. The election increases the number of directors on the Registrant’s board from eight to nine. Mr. Gochnauer, 58, has been President and Chief Executive Officer and a director of United Stationers, Inc. since 2002. United Stationers is North America’s largest broad line wholesale distributor of business products with sales of $4.6 billion. From 1994 to 2002, he served as President and Chief Operating Officer and Vice Chairman and President, International, of Golden State Foods Corporation, a privately held food distribution business. Prior to joining Golden State Foods, he held numerous senior operations and management positions in food and consumer products companies.

Upon his election to the Board, Mr. Gochnauer will receive compensation for his service as a non-employee director. Mr. Gochnauer will receive a one-time grant of restricted stock having a fair value of $50,000 on the date of grant in connection with his initial election to the Board. Restricted stock will vest three years from the date of grant. Mr. Gochnauer will also receive a pro-rated portion of the annual retainer of $60,000 paid to non-employee directors and a pro-rated portion of the annual grant of stock options having a fair value of $100,000 paid to non-employee directors. Stock options will vest in equal annual installments over the three-year period from the date of grant. Mr. Gochnauer will be entitled to the meeting attendance fees paid to non-employee directors. The compensation paid to non-employee directors of the Registrant is more fully described in the Registrant’s proxy statement, dated and filed with the Securities and Exchange Commission on January 18, 2008.

The Registrant issued a news release on September 25, 2008, announcing Mr. Gochnauer’s election, a copy of which is filed as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1 News Release, dated September 25, 2008, regarding the election of Richard W. Gochnauer to the Registrant’s Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISOURCEBERGEN CORPORATION

Date: September 30, 2008	By:	/s/ Michael D. DiCandilo
	Name:	Michael D. DiCandilo
	Title:	Executive Vice President and Chief Financial Officer